Terry Amisano Ltd.	Amisano Hanson
Kevin Hanson, CA	Chartered Accountants

Exhibit 16.1

April 13, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

Dear Sirs:

Re: Bulldog Technologies Inc.
File Ref. No. 000-50321

We were previously the accountant for Bulldog Technologies Inc. On April 1, 2004, our appointment as principal accountant was terminated. We have read Bulldog Technologies Inc.'s statements included in its Form 8-K dated April 13, 2004 and we agree with the statements made in response to that Item insofar as they relate to our firm.

Yours truly,

/s/ Amisano Hanson AMISANO HANSON Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net